UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2010

MEDICAL CARE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53665	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

22 Notting Hill Gate, Suite 127, London, UK	X0 W11 3JE
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 011 44 207 526 2128

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On May 10, 2010, Michael Freeberg resigned as treasurer and as a member of our board of directors.

On May 10, 2010, we appointed Minh Huong Nguyen as treasurer of our company. Ms. Nguyen has been a member of our board of directors since January 12, 2010 and has been a chief operating officer of our company since January 14, 2010.

Minh Huong Nguyen – Treasurer, Chief Operating Officer and Director

Since August 2008, Minh Huong Nguyen has been an independent consultant, assisting Asian enterprises in maintaining trade relations with other countries in areas such as promoting and assisting in their trade and investment with one another.

From 2005-2008, Ms. Nguyen was an independent consultant, acting as the liaison for tourism and trade between Vietnam and Europe. Her responsibilities included launching trade and tourism promotions, meeting local officials, businesses and overseas Vietnamese to introduce trade and investment opportunities in Vietnam. From 2000-2005, Ms. Nguyen was an independent consultant and imported and exported textile products between China and Vietnam. She served as the business liaison for businesses in Shanghai, China and Hanoi, Vietnam. From 1995-2000, Ms. Nguyen was Director of Hanoi Trading Company. Her responsibilities included supervising and coordinating activities of workers engaged in inspecting materials to ensure adherence to the company’s quality standards and customer specifications.

Our board of directors now consists of Ning Chun Wu and Ming Huong Nguyen. There have been no transactions between our company and Ms. Nguyen since the company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL CARE TECHNOLOGIES INC.

/s/ Ning C. Wu
Ning C. Wu
President and Director

Date: May 17, 2010